Exhibit 99.1

Xcel Energy Media Relations 414 Nicollet Mall, 401-7 Minneapolis, MN 55401 (612) 215-5300 www.xcelenergy.com

Xcel Energy’s Fowke announces plans to retire as CEO in August

Bob Frenzel to be named company’s next CEO

Minneapolis (May 13, 2021) – Xcel Energy announced Thursday that Ben Fowke, chairman and CEO, will retire as CEO effective Aug. 18, 2021, though he will continue to serve on the Xcel Energy Board of Directors as executive chairman. Bob Frenzel, president and chief operating officer, will become the company’s next CEO and president.

“Bob is an outstanding and proven business leader who delivers excellent operational and financial performance, and is also passionate about engaging with our employees, communities, customers and stakeholders,” Fowke said. “We have worked closely together for five years, and I am thrilled to be handing off the job to a strong successor.”

Frenzel joined Xcel Energy as chief financial officer in 2016, leading the company’s finance, tax, accounting and corporate development functions, as well as its subsidiary companies. He was named president and chief operating officer in March 2020, and currently oversees Xcel Energy’s four operating companies, along with its transmission, distribution and natural gas operations.

“I am honored and humbled by the support and confidence that Ben and the Board of Directors have placed in me,” Frenzel said. “Xcel Energy is in a strong position thanks to Ben’s leadership. I am excited for the opportunity to assume this leadership role at one of the most consequential organizations in energy, where we continue to pursue our strategic priorities, provide outstanding value, and deliver on our potential every day to our customers, communities and shareholders.”

This transition is the next step in Xcel Energy’s long-term, strategic succession planning process. Though Fowke will retire as CEO in August, he will continue to serve on the Xcel Energy Board of Directors as executive chairman during a transition period. As executive chair, he will focus on national energy policy and will continue to work closely with Frenzel.

“Ben has been an outstanding leader for Xcel Energy and a champion – at the company and throughout our industry – for building a clean energy future while maintaining affordability and reliability for our customers. His financial and business acumen, passion for our customer-focus, concern for our communities and commitment to building a strong, diverse talent pipeline have strengthened the company and positioned us well for the future,” said Chris Policinski, lead independent director.

Fowke was named Xcel Energy’s chair, president and CEO in August 2011, and during his tenure the company has met or exceeded its carbon reduction goals and financial commitments every year. Under his leadership, Xcel Energy became the first major energy company in the nation to announce a vision to deliver 100% carbon-free electricity to its customers by 2050. The company has already made significant strides toward that vision, achieving a 51% carbon emissions reduction in 2020, compared to 2005 levels. Fowke also launched the company’s Steel for Fuel strategy in 2017, which led to one of the largest multi-state wind energy expansions in the country, making Xcel Energy one of the only companies with more than 10,000 megawatts of wind energy on its system.

As CEO, Fowke became a national leader among his energy industry peers and is currently chair of the Edison Electric Institute, the national association of investor-owned electric companies. He also serves on the board of the Nuclear Energy Institute and on the National Infrastructure Advisory Council, a private-public partnership that advises the President and governmental agencies on mitigating risk and ensuring the integrity of the country’s critical infrastructure. Fowke will continue to participate in these groups during the transition period.

Frenzel served as chief financial officer for Luminant, the Energy Future Holdings, Inc. competitive power generating subsidiary, prior to his roles at Xcel Energy. He also worked as vice president in the investment banking division of Goldman Sachs, following his tenure as a manager and senior consultant in the strategy, finance and economics practice at Arthur Andersen. After college, he served in the United States Navy for six years, working as a nuclear engineering officer and weapons officer. Following active duty, he served in the Navy Reserves and was promoted to lieutenant commander. Frenzel earned his bachelor’s degree in industrial engineering from Georgia Tech and his master’s degree in business administration from the University of Chicago Booth School of Business.

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About Xcel Energy

Xcel Energy (NASDAQ: XEL) provides the energy that powers millions of homes and businesses across eight Western and Midwestern states. Headquartered in Minneapolis, the company is an industry leader in responsibly reducing carbon emissions and producing and delivering clean energy solutions from a variety of renewable sources at competitive prices. For more information, visit xcelenergy.com or follow us on Twitter and Facebook.